Exhibit 10.15

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (hereinafter the “Agreement”) is made by and between the following parties on July 25, 2013 in Beijing, the People’s Republic of China (the “PRC”).

Party A:	Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd.
Address:	75 Wanping South Road, Room 1801, Shanghai.

Party B:	Shanghai Yuanhua Information Technology Co., Ltd.
Address:	397 Jiaozhou Road, Building 5 Room F206, Jingan District, Shanghai.

Party A and Party B are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS,

1.	Party A is a wholly-owned subsidiary registered in the PRC of a enterprise registered in Hong Kong, with necessary resources to provide technical consulting services related to physical examination and health services;

2.	Party B is a limited liability company registered in PRC, which is legally approved by the PRC authorities to engage in the medical treatment services; and

3.	Party A agrees to provide Party B with comprehensive business support (technical, consulting, etc.) services such as investment consulting in relation to medical treatment, medicine and equipment during the term of this Agreement, by utilizing its advantages in human resources, technology and information. Party B agrees to accept the exclusive consulting and services provided by Party A or its designated persons in accordance with terms and conditions set forth herein.

NOW, THEREFORE, through negotiation, the Parties have reached the agreement as follows:

1.	Services Provided by Party A

1.1	Pursuant to the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider during the term of this Agreement to provide comprehensive business support, technical services and consulting services, including all services as determined by Party A from time to time which are within Party B’s business scope, including, but not limited to, the investment consulting services in relation to the medical treatment, medicine and equipment to Party B.

1.2	Party B agrees to accept all the consulting and services provided by Party A. Party B further agrees that, during the effective term of this Agreement, unless obtaining the prior written consent of Party A, Party B shall not accept any services and/or supports provided by any third party, nor shall establish any cooperation with any third party, with respect to the matters contemplated herein. The Parties agree that, Party A may designate any other party to provide Party B with the services and/or support as agreed hereunder.

1.3	The Provision of Services

1.3.1	In order to better perform this Agreement, at any time as required based on the status of operations during the effective term of this Agreement, the Parties agree to enter into, directly or through its connected party, licensing agreements, pursuant to which Party A grants licenses of its intellectual properties to Party B, including, but not limited to, software, trademark, patents, technical secrets and confidential information.

1.3.2	In order to better perform this Agreement, at any time as required based on the status of operations during the effective term of this Agreement, the Parties agree to enter into, directly or through its connected party, equipment or asset lease agreements, pursuant to which Party A provides Party B with relevant equipment and assets for Party B’s use.

1.4	The Parties agree that all economic losses arising from the performance of this Agreement shall be borne by Party A.

2.	Service Fees and Payment

The calculation and payment of the services fees as agreed by the Parties shall be determined in accordance with Appendix I hereto.

3.	Intellectual Property and Confidentiality

3.1	Party A shall have exclusive and proprietary rights and interests to all the rights, ownership, interests and intellectual property rights arising from or created by either Party as a result of its performance of this Agreement, including but not limited to copyright, patent, patent application rights, trademark rights, software, technical secrets, trade secrets and other intellectual properties.

3.2	The Parties acknowledge that any oral or written information exchanged between them with respect to this Agreement is confidential. Each Party shall maintain the confidentiality of all such information, and, without the written consent of other Party, shall not disclose any relevant information to any third party, except in the following circumstances: (a) such information is or will be in the public domain (provided that it is not the result of an unauthorized public disclosure by the receiving party); (b) information disclosed under applicable laws or regulations or stock exchange rules or regulations; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties under this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, and such Party shall be liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3	The Parties agree that this section shall survive the amendment, rescission or termination of this Agreement.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly foreign-owned enterprise duly registered and validly existing under the laws of the PRC, with necessary resources to provide technical consulting services relating to physical examination and healthcare services.

4.1.2	Party A’s execution and performance of this Agreement is within its corporate power and business scope. Party A has taken all necessary corporate actions and obtained all appropriate authorizations, consents and approvals from third parties and government agencies to execute and perform this Agreements; and the execution and performance of this Agreement will not violate any law or restrictions binding or impacting on it.

4.1.3	This Agreement constitutes lawful, valid and binding obligations on Party A and is enforceable against Party A under the terms and conditions hereof.

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a company duly registered and validly existing under laws of the PRC, which is legally approved by the PRC authorities to engage in the investment in medical treatment, medicine and equipment industries, lease of medical equipment (except for medical apparatus and instruments), and the related consulting services.

4.2.2	Party B’s execution and performance of this Agreement is within its corporate power and business scope. Party B has taken all necessary corporate actions and obtained all appropriate authorizations, consents and approvals from third parties or government agencies to execute and perform this Agreement, and the execution and performance of this Agreement will not violate any law or restrictions binding or impacting on it.

4.2.3	This Agreement constitutes lawful, valid and binding obligations on Party B and is enforceable against Party B under the terms and conditions hereof.

5.	Effectiveness and Effective Term

5.1	This Agreement is executed and takes effect as of the date first written above. Unless early terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 10 years. After the execution of this Agreement, the Parties shall review this Agreement every three months to determine whether to amend or supplement the provisions of this Agreement based on the actual circumstances by then.

5.2	The term of this Agreement may be extended on the same terms if confirmed in writing by Party A prior to the expiration of this Agreement. The extended term shall be determined by Party A, and Party B shall accept such extension unconditionally.

6.	Termination

6.1	Unless extended in accordance with the relevant provisions of this Agreement, this Agreement shall be terminated on the expiration date.

6.2	During the effective term of this Agreement, unless as a result of Party A’s gross negligence or fraudulent act toward Party B, Party B may not terminate this Agreement. Nevertheless, Party A may terminate this Agreement at any time on 30-day prior written notice to Party B.

6.3	The rights and obligations of the Parties under Articles 3, 7 and 8 hereof shall survive the termination of this Agreement.

7.	Governing Laws and Dispute Resolution

7.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

7.2	In the event of any dispute arises with respect to the interpretation and the performance of this Agreement, the Parties shall negotiate in good faith to resolve such dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration award shall be final and binding on both Parties.

7.3	Upon the occurrence of any dispute arising from the interpretation and performance of this Agreement or during the pending arbitration on any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

8.	Indemnification

Party B shall indemnify and hold harmless Party A from any loss, damage, liabilities or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consulting and services provided by Party A at the request of Party B, except where such loss, damage, liabilities or expenses arise from the gross negligence or willful misconduct of Party A.

9.	Notice

9.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid commercial courier service or facsimile transmission to the address of such Party set forth below. Each such notice shall also be resent by email. The dates on which such notices shall be deemed to have been effectively served shall be determined as follows:

9.1.1	If given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively served on the date of delivery or refusal at the address specified for receiving notices.

9.1.2	If sent by facsimile transmission, shall be deemed effectively served on the date of the successful transmission (as evidenced by an automatically generated confirmation of transmission).

9.2	Any party may at any time change its address for receiving notices by a notice delivered to the other party in accordance with the terms hereof.

10.	Assignment

10.1	Party B may not assign its rights and obligations under this Agreement to any third party without Party A’s prior written consent.

10.2	Party B hereby agrees that Party A may assign its obligations and rights under this Agreement at any time at its discretion to any third party upon written notice to Party B a without requiring Party B’s consent.

11.	Severability

In the event that one or several of the provisions of this Agreement are held to be invalid, illegal or unenforceable in any aspect under any laws or regulations, the validity, legitimacy or enforceability of the remaining provisions of this Agreement shall not be affected or prejudiced in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent possible the intentions of the Parties as permitted by law, with the economic effect thereof being as close as possible to that of those invalid, illegal or unenforceable provisions.

12.	Amendments and Supplements

Any amendment and supplement to this Agreement shall be in writing. Any amendment agreement and supplementary agreement that has been signed by the parties in relation to this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

13.	Language and Counterparts

This Agreement is written in Chinese in two counterparts, with each Party holding one, and with the same legal effect.

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[Signature Page for Exclusive Business Cooperation Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Business Operation Contract to be duly executed on their behalf by duly authorized representatives as of the date first written above and with immediate effect upon the execution.

Party A:	Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd.

Signature:	/s/ Zhao Lei
Name:	Zhao Lei
Position:	Legal Representative

Party B:	Shanghai Yuanhua Information Technology Co., Ltd.

Signature:	/s/ Zhao Lei
Name:	Zhao Lei
Position:	Legal Representative

Appendix I

Calculation and Payment of Service Fees

The service fees hereunder shall be calculated based on 0% to 100% of monthly net profit of Party B, with the actual percentage thereof being determined by Party A.

Party A will calculate and sum up the service fees on a quarterly basis and correspondingly issue a notice to Party B. Party B will pay such service fees to the bank accounts as designated by Party A within 10 working days from the receipt of such notice.

In the event that Party A deems and construes the service fee determination mechanism agreed herein no longer applicable as a result of certain reasons and the adjustment to such mechanism necessary, Party B shall actively consult in good faith with Party A within 7 working days from its receipt of the written request of Party A with respect to the service fee adjustment, so as to determine a new fee standard or calculation mechanism. If Party B fails to respond within 7 working days from the receipt of such adjustment notice, it shall be deemed to have consented to such adjustment of service fees.